Exhibit 10.13
FIFTH AMENDMENT TO LEASE

THIS FIFTH AMENDMENT TO LEASE (this "Fifth Amendment") is made effective as of December 1, 2013 (the "Effective Date"), by and between UNION TOWER, LLC, a Delaware limited liability company ("Landlord") and HURON CONSULTING SERVICES LLC, a Delaware limited liability company, successor by assignment to HURON CONSULTING GROUP LLC ("Tenant"). The 10th/11th Floor Premises (as defined herein) shall be deemed leased as of such Effective Date, but delivery shall only be required as provided herein.
WITNESSETH

A.Landlord and Tenant's predecessor in interest entered into that certain Office Lease dated December, 2003 (the "Original Lease"), as amended by that certain First Amendment to Lease dated as of August 23, 2004 (the "First Amendment"), and by that certain Second Amendment to Lease dated May 14, 2007 (the "Second Amendment"), and by that certain Third Amendment to Lease dated April 2, 2010 (the "Third Amendment"), and by that certain Fourth Amendment to Lease dated December 31, 2012 (the "Fourth Amendment") together with the Original Lease, the First Amendment, the Second Amendment, the Third Amendment, and the Fourth Amendment, the "Amended Lease"), whereby Landlord leased to Tenant certain premises consisting of a total of 129,395 square feet of rentable area (the "Existing Premises"), consisting of the entire fourth, fifth, eighth, ninth, sixteenth, and seventeenth floors, each of which contain 20,667 square feet of rentable area, together with 5,393 square feet of rentable area on the third floor, all in that certain office building known as Union Tower, located at 550 West Van Buren Street, Chicago, Illinois (the "Building").

B.    Landlord and Tenant now desire to amend the Amended Lease to modify the Premises and Rent, to further expand the Premises, and to amend the Amended Lease in certain other respects.

NOW, THEREFORE, in consideration of the foregoing recitals, which are hereby incorporated into the Amended Lease, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

1.Defined Terms. All defined terms used herein shall have the same meanings as are ascribed to such defined terms in the Amended Lease, except as otherwise specifically provided herein. As used herein and in the Amended Lease the term "Lease" shall mean the Amended Lease as modified by this Fifth Amendment.

2.Modification of Premises and Tenant's Pro Rata Share.

(a)Addition of Tenth Floor Space to Premises. Effective as of March 1, 2014 (the "10th Floor Commencement Date"), (i) the tenth floor of the Building, containing 20,667 square feet of rentable area (the "10th Floor Premises") shall be added to the Premises, as defined in the Lease, (ii) the Premises shall consist of 150,062 square feet of rentable area in the aggregate, (iii) the 10th Floor Premises shall be deemed to be included in all references in the Lease to "Premises", and (iv) Tenant's Pro Rata Share shall be amended to be 45.1167%.

(b)Addition of Eleventh Floor Space to Premises. Effective as of January 1, 2015 (the "11th Floor Commencement Date"), (i) Suite 1100 on the 11th floor of the Premises, containing 9,850 square feet of rentable area (the "11th Floor Premises" and collectively, with the 10th floor Premises, the "10th/11th Floor Premises") shall be added to the Premises, as defined in the Lease, (ii) the Premises shall consist of 159,912 square feet of rentable area in the aggregate, (iii) the 11th Floor Premises shall be deemed to be included in all references in the Lease to "Premises", and (iv)Tenant's Pro Rata Share shall be amended to be 48.0782%.

(c)Replacement Exhibit A. The 10th/11th Floor Premises are depicted on Exhibit A attached hereto.

(d)Possession. Landlord shall deliver possession of the 10th Floor Premises to Tenant in broom clean condition on the later of (i) December 1, 2013, or (ii) the date of Landlord's receipt of fully executed versions of this Fifth Amendment and the Consent of Guarantor attached hereto. Landlord shall deliver possession of the 11th Floor Premises to Tenant in broom clean condition on the 11th Floor Commencement Date, provided, however, at Tenant's option effective thirty (30) days after prior written notice to Landlord, Tenant may elect to take possession of the 11th Floor Premises at any time on or after September 1, 2014. Any possession of the 10th Floor Premises prior to the 10th Floor Commencement Date or of the 11th Floor Premises prior to the 11th Floor Commencement Date shall be deemed to be upon all the terms, covenants, conditions, and provisions of the Lease, subject to the provisions of Paragraph 7 below with respect to Abated Rent. In addition to the Abated Rent as provided in Paragraph 7 below, Tenant shall be entitled to an abatement of Base Rent and of Tenant's Pro Rata Share of Taxes and Operating Expenses for (a) any early possession of the 10th Floor Premises prior to the 10th Floor Commencement Date and (b) any early possession of the 11th Floor Premises prior to the 11th Floor Commencement Date, but all other costs and charges specified in the Lease shall remain as due and payable pursuant to the provisions of the Lease.

3.Deletion of Expansion Option and Reaffirmation of Extension Option. Section 9 of the Fourth Amendment entitled "Expansion Option" is hereby deleted and shall have no further force or effect. The Extension Option set forth in the Fourth Amendment shall remain in full force and effect and shall apply to the Premises, as enlarged to include the 10th Floor Premises and the 11th Floor Premises.

4.Base Rent.

(a)    10th/11th Floor Space. Effective as of March 1, 2014, the Base Rent for the 10th Floor Premises shall be $16.50 per square foot of rentable area escalating by $.50 per square foot of rentable area on each January 1 thereafter. Effective January 1, 2015, the Base Rent for the 11th Floor Premises shall be $17.25 per square foot of rentable area escalating by $.50 per square foot of rentable area on each January 1 thereafter.

(b)     Entire Premises. Notwithstanding anything in the Lease to the contrary, the parties hereby confirm that the schedule of Base Rent payable with respect to the Premises, from and after the Effective Date through and including September 30, 2024, after all rent abatements set forth in Section 7 herein and in previous amendments to the Original Lease, but excluding any space added in the future in excess of the 159,912 square feet of rentable area described herein, shall be as provided in Exhibit B hereto, provided, however, such Base Rent shall be subject to further adjustment if Tenant elects to apply certain amounts from the Existing Allowance (defined herein) to Base Rent as permitted by the terms of the Fourth Amendment.

5.Condition of Premises. Tenant shall accept the 0th Floor Premises in "as-is, where-is" condition on the 10th Floor Commencement Date. Tenant shall accept the 11th Floor Premises in "as-is, where-is" condition on the 11th Floor Commencement Date. No promise of Landlord to alter, remodel or improve the 10th/11th Floor Premises, the Premises or the Building and no representation respecting the condition of the 10th/11th Floor Premises, the Premises, or the Building has been made by Landlord to Tenant other than as expressly set forth in this Fifth Amendment.

6.Allowance and Tenant Improvements. Landlord shall give Tenant a total aggregate allowance (the "10th/11th Floor Allowance") of $1,680,852.50 ($57.50/rsf for the 20,667 square feet of rentable area in the 10th Floor Premises and $50.00/rsf for the 9,850 square feet of rentable area in the 11th Floor Premises) as a credit towards the cost of performing certain improvements in the Premises and/or 10th/11th Floor Premises, including but not limited to hard construction costs, soft costs, permit fees, moving costs, telephone cabling costs, specialty consulting fees, the cost of architectural drawings, MEP drawings, general conditions, overhead and profit of the general contractor and subcontractors, and the cost of wiring, furniture, fixtures and equipment for the Premises, as more particularly described in that certain Work Letter (the "Work Letter") attached hereto and made a part hereof as Exhibit C and defined therein as the "Work". The 10th/11th Floor Allowance described in this Section 6 shall be in addition to and separate from the $3,958,220.00 Allowance described in Section 6 of the Fourth Amendment (sometimes referred to herein as the "Existing Allowance"). Landlord shall not be obligated to fund the 10th/11th Floor Allowance prior to the following dates: $1,188,352.50 no earlier than December 1, 2013, and the remaining $492,500.00 no earlier than September 1, 2014. The 1Oth/11th Floor Allowance shall be paid upon receipt of lien waivers, invoices and other documentation reasonably requested by Landlord, as provided in the Work Letter. All work to be performed by Tenant in the Premises shall be performed in a good and workmanlike manner in accordance with the Lease and the Work Letter. $1,188,352.50 of the 10th/11th Floor Allowance must be used on or before December 31, 2015, and the remaining $492,500.00 of the 10th/11th Floor Allowance must be used on or before December 31, 2016, or it will no longer be available to Tenant.

7.Rent Abatement. Notwithstanding anything in Section 4 or elsewhere to the contrary herein, so long as Tenant is not in default under the Lease after expiration of all applicable cure periods, Tenant shall be entitled to an abatement of Base Rent and of Tenant's Pro Rata Share of Taxes and Operating facpenses (collectively, the "Abated Rent") as follows: (i) for the 10th Floor Premises, from the 10th Floor Commencement Date through and including December 31, 2014, and (ii) for the 11th Floor Premises, from the 11th Floor

Commencement Date through and including September 30, 2015 (the "Rent Abatement Period"). During the Rent Abatement Period, only Base Rent and Tenant's Pro Rata Share of Taxes and Operating Expenses shall be abated, and all other costs and charges specified in the Lease shall remain as due and payable pursuant to the provisions of the Lease.

8.Amendment of Right of First Offer. Section 8 of the Fourth Amendment is hereby amended as of the Effective Date to provide that "Offer Space" as used in Section 8 shall include only space either on the eleventh floor, or space containing at least 8,000 square feet of contiguous rentable area on other floors, but excluding any lease, renewal, extension, option, and/or renewal with respect to the fifteenth floor or any portion thereof by or with Crump Insurance Services, Inc., CRC Insurance Services, Inc. and/or their respective affiliates,-successors and/or assigns (collectively, "Crump"), provided, however, if at any time the space occupied by Crump becomes available due to a termination or expiration of the then-existing Crump lease or otherwise, Tenant's Right of First Offer shall be reinstated with respect to such space. Further, Tenant's Right of First Offer is subject to those existing tenant rights listed on updated Exhibit D hereto, which shall replace Exhibit C attached to the Fourth Amendment.

9.Amendment of Right To Terminate. The definition of "Lease Costs" in Section 10 of the Fourth Amendment is hereby amended to provide as follows:

““Lease Costs” shall be the sum of all of the following amounts (i) all leasing commissions relatedto the Fourth Amendment, this Fifth Amendment and any and all additional space now or hereafter added to the Premises after the Effective Date of the Fourth Amendment, including without limitation any Offer Space, (ii) the 10th/11th Floor Allowance, the Existing Allowance, and all other tenant improvement allowances paid after the Effective Date of the Fourth Amendment, including without limitation, those paid in connection with any Offer Space, and/or other space leased by Tenant hereunder (if any), (iii) the amount of all Abated Rent and other rent concessions granted pursuant to the terms of the Fourth Amendment (whether applicable to periods before or after the Effective Date of the Fourth Amendment), this Fifth Amendment and all further Lease amendments executed after the Effective Date, (iv) rent loss incurred (net of sublease income from CRC Insurance Services, Inc.) by Landlord's removal of Suite 1520 from the Premises when and as provided in the Fourth Amendment, and (v) Base Rent and of Tenant's Pro Rata Share of Taxes and Operating Expenses for the entire Premises for a two (2) month period, at the rate in effect as of the Termination Date. There shall be no duplication of costs included in Lease Costs, and Lease Costs shall be deemed to be "amortized" only to the extent of Base Rent actually received by Landlord with respect to the applicable space."”

10.Security Deposit.

(a)    Amount. Notwithstanding anything contained in the Lease to the contrary, Landlord and Tenant agree that, effective as of January 1, 2014, the Security Deposit described in Section 35 of the Lease shall be increased to Eight Hundred Thousand and 00/l00ths Dollars ($800,000.00), through the remainder of the Term, subject to further increase if the size of the Premises is increased after the date hereof by exercise of Tenant's Right of First Offer, in accordance with the terms stated in the Offer Notice.

(b)    Solvency of Letter of Credit Issuer. ff the Security Deposit is in the form of a letter of credit, and during the Term of this Lease, the issuer of the letter of credit either: (1) fails to maintain a rating of at least AA- S&P or a Aa3 Moody's (the "Required Rating"), or (2) is declared insolvent by the FDIC, then Landlord shall be entitled to require that the letter of credit be re-issued (within fifteen (15) business days following Landlord's delivery of a written demand for re-issuance, provided that in any event such re-issuance must occur prior to any declaration of insolvency) by a financial institution with the Required Rating and delivered to Landlord, or replaced with cash by Tenant; and if Tenant fails to do so within such fifteen (15) business day period after notice from Landlord, Landlord may immediately draw the full amount of the letter of credit. All costs for the issuance (or reissuance as required by Landlord in the event of Landlord's sale of the Property) of said letter of credit shall be paid by Tenant. In the event that the letter of credit is re-issued or Tenant replaces the letter of credit with cash, Landlord shall promptly return the original letter of credit to Tenant.

11.Broker. Tenant and Landlord each represents to the other party that except for U.S. Equities Asset Management and Jones Lang LaSalle Midwest, LLC (whose commissions, if any, shall be paid by Landlord, pursuant to separate agreement), Landlord and Tenant have not dealt with any real estate broker, salesperson or finder in connection with this Fifth Amendment, and no other such person initiated or participated in the negotiation of this Fifth Amendment or is entitled to any commission in connection herewith. Tenant hereby agrees to indemnify, defend and hold Landlord, its property manager and their respective employees harmless from and against any and all liabilities, claims, demands, actions, damages, costs and expenses (including attorneys' fees) arising from either (i) a claim for a fee or commission made by any broker, other than the Brokers, claiming to have acted by or on behalf of Tenant in connection with this Fifth Amendment, or (ii) a claim of, or right to, lien under the Statutes of Illinois relating to real estate broker liens with respect to any such broker retained by Tenant. Landlord hereby agrees to indemnify, defend, and hold Tenant and its employees harmless from and against any and all liabilities, claims, demands, actions, damages, costs, and expenses (including attorneys' fees) arising from either (i) a claim for a fee or commission made by any broker, other than the Brokers, claiming to have acted by or on behalf of Landlord in connection with this Fifth Amendment, or (ii) a claim of, or right to, lien under the Statutes of Illinois relating to real estate broker liens with respect to any such broker retained by Landlord.

12.Energy and Environmental Initiatives. Tenant shall reasonably cooperate with Landlord in any commercially reasonable programs in which Landlord may elect to participate relating to the Building's (i) energy efficiency, management, and conservation; (ii) water conservation and management; (iii) environmental standards and efficiency; (iv) recycling and reduction programs; and/or (v) safety, which participation may include, without limitation, the Leadership in Energy and Environmental Design (LEED) program and related Green Building Rating System promoted by the U.S. Green Building Council, as well as the Energy Star program promoted by the U.S. Environmental Protection Agency and the U.S. Department of Energy. All carbon tax credits and similar credits, offsets and deductions are the sole and exclusive property of Landlord.

13.Submission. Submission of this Fifth Amendment by Landlord or Landlord's agent, or their respective agents or representatives, to Tenant for examination and/or execution shall not in any manner bind Landlord and no obligations on Landlord shall arise under this Fifth Amendment unless and until this Fifth Amendment is fully signed and delivered by Landlord and Tenant. It is further understood that this Fifth Amendment is subject to: (i) review and approval by Landlord of Tenant's current financial condition; and (ii) review and approval of this proposed Fifth Amendment by Landlord's Investment Committee. provided, however, the execution and delivery by Tenant of this Fifth Amendment to Landlord or Landlord's agent, or their respective agents or representatives, shall constitute an irrevocable offer by Tenant to amend the Lease on the terms and conditions herein contained, which offer may not be revoked for five (5) business days after such delivery.

14.Binding Effect. The Lease, as hereby amended, shall continue in full force and effect, subject to the terms and provisions thereof and hereof. This Fifth Amendment shall be binding upon and inure to the benefit of Landlord, Tenant and their respective successors and permitted assigns.

15.Exculpatory Clause.

(a)Landlord. It is expressly understood and agreed by and between the parties hereto, anything in the contrary notwithstanding, that each and all of the representations, warranties, covenants, undertakings, indemnities and agreements herein made on the part of Landlord, are made and intended, not with the intention of binding Landlord personally or the assets of Landlord, but are made and intended for the purpose of subjecting only Landlord's interest in the Real Property, Premises and the Building, as the same may from time to time be encumbered, to the terms of the Lease and for no other purpose whatsoever. No personal liability shall at any time be asserted or enforceable against Landlord or its stockholders, officers, employees or partners or their respective heirs, legal representatives, successors and assigns on account of the Lease or on account of any representation, warranty, covenant, undertaking, indemnity or agreement of Landlord or Tenant, as applicable in the Lease. All such personal liability of Landlord, if any, is expressly waived and released by Tenant and by all persons claiming by, through or under Tenant.

(b)Tenant.     It is expressly understood and agreed by and between the parties hereto, anything herein to the contrary notwithstanding, Tenant's individual stockholders, officers, employees and partners shall have no personal liability to Landlord on account of the Lease for the obligations of Tenant hereunder, except to the extent, if any, that such obligations may affect the value of any ownership interest such person may have in Tenant. Tenant's liabilities under the Lease shall be satisfied solely from Tenant's assets and any security deposit or other guaranty or collateral expressly provided by Tenant. Nothing herein is intended, however, to release any individual from liability for its own separate acts or omissions apart from the obligations of Tenant under the

Lease, and nothing shall be deemed to release Tenant from personal liability hereunder.

16.Conflict. In the event of any conflict between the terms of the Amended Lease and the terms of this Fifth Amendment, the terms of this Fifth Amendment shall control.

17.Governing Law. Interpretation of this Fifth Amendment shall be governed by the laws of the State of Illinois.

18.Guaranty. As a condition precedent to Landlord's execution of this Fifth Amendment, Huron Consulting Group, Inc., a Delaware corporation, shall execute the Consent of Guarantor following the signature pages of the parties hereto, confirming that the Guaranty shall apply to the Lease as amended by this Fifth Amendment and shall remain in full force and effect throughout the Term.

IN WITNESS WHEREOF, this Fifth Amendment is executed as of the day and year aforesaid.

LANDLORD:

UNION TOWER, LLC,
a Delaware limited liability company

By: UNION TOWER II, LLC, a Delaware limited liability company, its sole member
By: PRINCIPAL LIFE INSURANCE COMPANY, an Iowa corporation, its member, solely for its Principal U.S. Property Separate Account, formerly known as Principal Life Insurance Company, an Iowa corporation, for its Real Estate Separate Account

By: PRINCIPAL REAL ESTATE
INVESTORS, LLC, a Delaware limited liability company, its authorized signatory

By:	/s/ Brian Sandfort
Name:	Brian K. Sandfort
Title:	Managing Director, Asset Management
Date:

By:	/s/ Katherine Gibbons
Name:	Katherine Gibbons
Title:	Investment Director
Date:	12/10/13

TENANT:

HURON CONSUTLING SERVICES LLC,
a Delaware limited liability company

By:	/s/ C. Mark Hussey
Name:	C. Mark Hussey
Title:	EVP, CFO & Treasurer

CONSENT AND AGREEMENT OF GUARANTOR

The undersigned Guarantor executed a Guaranty dated as of December 31, 2012 (the "Guaranty ") guaranteeing to Landlord, the payment and performance of all obligations of Tenant under the Lease. Guarantor hereby consents and agrees to the modifications and all other matters contained in the forgoing Fifth Amendment. The Guaranty shall continue to be in full force and effect and shall remain unaffected and unchanged except as amended and modified to include the Fifth Amendment. The Guaranty is hereby ratified and reaffirmed, and Guarantor specifically acknowledges the continuing validity and enforceability thereof.

GUARANTOR:
HURON CONSULTING GROUP, INC.,
a Delaware corporation

By:	/s/ C. Mark Hussey
Its:	EVP, CFO & Treasurer

EXHIBIT A

THE INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

EXHIBIT B

BASE RENT SCHEDULE FOR ENTIRE PREMISES FROM AND AFTER 12/1/2013

Sq. Ft.	129,395			20,667			9,850				
Term	Annual Base Rent/psf (129,395) sf	Monthly Rent	Annual Rent	10th floor psf (20,667 sf)	10th fl monthly rent	Annual Rent	11th fl psf (9,850 sf)	11th fl monthly rent	Annual Rent	Total Monthly Rent	Total Annual Rent
12/1/13-12/31/13	$ 15.75	0*	0*	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -
	*abatement period 12/1/13-12/31/13										
1/1/14 - 7/31/14	$ 16.25	0*	0*	$ 16.50	0*	0*	$ 16.75	0*	0*	$ -	$ -
	*abatement period 1/1/14-7/31/14			*abatement period 3/1/14-12/31/14							
8/1/14-12/31/14	$ 16.25	$ 175,222.40	$ 876,111.98	$ -	$ -	$ -	-	$ -	$ -	$ 175,222.40	$ 876,111.98
			*based on 5 months								
1/1/15-12/31/15	$ 16.75	$ 180,613.85	$ 2,167,366.25	$ 17.00	$29,278.25	$351,339.00	$ 17.25	0*	0*	$ 209,892.10	$ 2,518,705.25
							*abatement period 1/1/15-9/30/15				
10/1/15-12/31/15							$ 17.25	$ 14,159.38	$ 42,478.13	$ 14,159.38	$ 42,478.13
									*based on 3 mont		
1/1/16-12/31/16	$ 17.25	$ 186,005.31	$ 2,232,063.75	$ 17.50	$30,139.38	$361,672.50	$ 17.75	$ 14,569.79	$174,837.50	$ 230,714.48	$ 2,768,573.75
1/1/17-12/31/17	$ 17.75	$ 191,396.77	$ 2,296,761.25	$ 18.00	$31,000.50	$372,006.00	$ 18.25	$ 14,980.21	$179,762.50	$ 237,377.48	$ 2,848,529.75
1/1/18-12/31/18	$ 18.25	$ 196,788.23	$ 2,361,458.75	$ 18.50	$31,861.63	$382,339.50	$ 18.75	$ 15,390.63	$184,687.50	$ 244,040.48	$ 2,928,485.75
1/1/19-12/31/19	$ 18.75	$ 202,179.69	$ 2,426,156.25	$ 19.00	$32,722.75	$392,673.00	$ 19.25	$ 15,801.04	$189,612.50	$ 250,703.48	$ 3,008,441.75
1/1/20-12/31/20	$ 19.25	$ 207,571.15	$ 2,490,853.75	$ 19.50	$33,583.88	$403,006.50	$ 19.75	$ 16,211.46	$194,537.50	$ 257,366.48	$ 3,088,397.75
1/1/21-12/31/21	$ 19.75	$ 212,962.60	$ 2,555,551.25	$ 20.00	$34,445.00	$413,340.00	$ 20.25	$ 16,621.88	$199,462.50	$ 264,029.48	$ 3,168,353.75
1/1/22-12/31/22	$ 20.25	$ 218,354.06	$ 2,620,248.75	$ 20.50	$35,306.13	$423,673.50	$ 20.75	$ 17,032.29	$204,387.50	$ 270,692.48	$ 3,248,309.75
1/1/23-12/31/23	$ 20.75	$ 223,745.52	$ 2,684,946.25	$ 21.00	$36,167.25	$434,007.00	$ 21.25	$ 17,442.71	$209,312.50	$ 277,355.48	$ 3,328,265.75
1/1/24-9/30/24	$ 21.25	$ 229,136.98	$ 2,062,232.81	$ 21.50	$37,028.38	$333,255.38	$ 21.75	$ 17,853.13	$160,678.13	$ 284,018.48	$ 2,556,166.31

EXHIBIT C

WORK LETTER

This Work Letter ("Work Letter") is a part of that certain Fifth Amendment to Lease between HURON CONSULTING SERVICES, LLC, a Delaware limited liability company, as successor by assignment to HURON CONSULTING GROUP LLC, a Delaware limited liability company, as “Tenant” and UNION TOWER LLC, a Delaware limited liability company, as “Landlord”, relating to certain Premises as defined and more fully identified at the building located at 550 West Van Buren Street, Chicago, Illinois (the "Building"). Capitalized terms used herein, unless otherwise defined in this Work Letter, shall have the respective meanings ascribed to them in the Lease, as amended by the Fifth Amendment. This Work Letter is incorporated by referenced into the Lease and made a part thereof.

For and in consideration of the agreement to lease the Premises and the mutual covenants contained herein and in the Lease, Landlord and Tenant hereby agree as follows:

1. WORK. Tenant, at its sole cost and expense, shall perform, or cause to be performed, the work and all other tenant improvements (collectively, the “Work”) in the Premises provided for in the Approved Plans and Budget (as defined in Paragraph 2 hereof). Subject to Tenant's satisfaction of the conditions specified in this Work Letter, Tenant shall be entitled to the 10th/11th Floor Allowance (as defined in the Fifth Amendment).

2. PRE-CONSTRUCTION ACTIVITIES.

(a)On or before the commencement of the Work, Tenant shall submit the Plans (as hereinafter defined) for the Work, which Plans shall be subject to Landlord's approval which will not be unreasonably withheld, conditioned or delayed. Prior to commencement of the Work, Tenant shall submit the following information and items to Landlord for Landlord's review and approval, which will not be unreasonably withheld, conditioned or delayed:

(i)A budget (the "Budget") and an itemized statement of estimated construction and other costs (as such figure may be revised from time to time, the "Cost" or "Costs"), including all fees for permits and architectural and engineering fees and a reasonable contingency reserve. Such Budget and Cost amounts shall be revised as is reasonably necessary to reflect actual costs due to change orders, as shown in contracts, or for other reasons during the progress of the Work.

(ii)The names and addresses of Tenant's contractors (and said contractor's subcontractors) and materialmen to be engaged by Tenant for the Work (individually, a "Tenant Contractor," and collectively, "Tenant's Contractors"). Each of Tenant's Contractors shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. If such contractor complies with Landlord's reasonable criteria and is duly qualified to perform the Work, Landlord shall approve such contractor. Landlord may, at its election, provide a list of approved contractors for performance of those portions of work involving electrical, mechanical, plumbing, heating, air conditioning or life safety systems, from which Tenant may select its contractors or subcontractors for such designated portions of work and such contractors or subcontractors will be included in Tenant's bid process.

(iii)Certified copies of insurance policies or certificates of insurance as hereinafter described. Tenant shall not permit Tenant's Contractors to commence work until the required insurance has been obtained and certified copies of policies or certificates have been delivered to Landlord.

Tenant will update such information and items by notice to Landlord of any changes thereto.

(b)    As used herein the term "Approved Plans" shall mean the Plans (as hereinafter defined), as and when approved in writing by Landlord. As used herein, the term "Plans" shall mean the full and detailed architectural and engineering plans and specifications covering the Work (including, without limitation, architectural, structural, mechanical, electrical, plumbing, HVAC, and life safety work and all other items for which the 10th/11th Floor Allowance is to be used and all architectural, mechanical and electrical working drawings for such Work). The Plans shall be subject to Landlord's reasonable approval as provided herein, which approval shall not be unreasonably withheld, conditioned or delayed, and to the approval of all local governmental authorities requiring approval of the Work and/or the Approved Plans. Landlord shall respond to Tenant's submission of the Plans (giving detailed reasons in case of disapproval) within seven (7) business days after their delivery to Landlord. Landlord agrees not to unreasonably withhold, condition or delay its approval of said Plans; provided, however, that Landlord shall not be deemed to have acted unreasonably if it withholds it approval of the Plans because, in Landlord's reasonable opinion: the Work as shown in the Plans is substantially likely to adversely affect Building systems, the structure of the Building or the safety of the Building and/or its occupants; the Work as shown on the Plans is reasonably likely to impair Landlord's ability to furnish services to Tenant or other tenants; the Work would increase the cost of operating the Building; the Work would violate any Laws (or interpretations thereof); the Work is not in accordance with then-current Building standards; the Work contains or uses hazardous or toxic materials or substances; the Work would adversely affect the appearance of the Building outside of the Premises; or the Work has a reasonable likelihood of adversely affecting another tenant's premises. The foregoing reasons, however, shall not be exclusive of the reasons for which Landlord may withhold consent, whether or not such other reasons an similar or dissimilar to the foregoing. If Landlord notifies Tenant that changes are required to the final Plans submitted by Tenant, Tenant shall prior to commencement of any Work, submit to Landlord, for its approval, the Plans amended in accordance with the changes so required. Landlord shall respond to Tenant's submission of such amended Plans within three (3) business days of receipt, it being agreed that Landlord's approval thereto shall be limited to those items to which Landlord had objected pursuant to the prior submission of the Plans. Such procedure for review with respect to any further objections to the Plans by Landlord shall continue until the Plans are finally approved by Landlord. If Landlord fails to respond to any request for approval of Plans within the time period provided herein, Tenant shall send a further notice to Landlord with the following typed in bold face type in a clearly visible location on the outside of the notice: "THIS CONTAINS PLANS SUBMITTED TO LANDLORD PURSUANT TO A LEASE. LANDLORD'S FAILURE TO RESPOND IN WRITING WITHIN THREE (3) BUSINESS DAYS SHALL BE DEEMED TO CONSTITUTE LANDLORD'S APPROVAL OF SUCH PLANS." If Landlord fails to respond within three (3) business days after receipt of such second notice, Landlord shall be deemed to have approved the Plans as submitted. The Plans shall also be revised, the Work shall be changed, all at Tenant’s cost and expense (but payable from the 10th/11th Floor Allowance), to incorporate any work required in the Premises by any local governmental field inspector. Landlord's approval of the Plans shall in no way be deemed to be (i) an acceptance or approval of any element therein contained which is in violation of any applicable Laws, or (ii) an assurance that work done pursuant to the Approved Plans will comply with all applicable Laws (or with the interpretations thereof) or satisfy Tenant's objectives and needs.

(c)    No demolition or Work shall be undertaken or commenced by Tenant in the Premises being delivered to Tenant until (i) Tenant has delivered, and Landlord has approved, all items set forth in Paragraph 2(a) above, and (ii) all necessary building permits have been applied for and obtained by Tenant, and copies of all of such permits have been delivered to Landlord. Notwithstanding the foregoing or anything to the contrary in this Work Letter, Tenant shall have the right to secure a separate permit for demolishing work (the "Demolishing Work") prior to obtaining the applicable building permits and shall be entitled to commence such Demolishing Work upon receipt of the applicable permit (without waiting for such subsequent permits); provided, however, notwithstanding anything to the contrary contained herein, Tenant shall be required to submit full and detailed plans and drawings covering the Demolishing Work (the "Demolition Drawings") to Landlord for Landlord's approval (which process for approval shall follow the procedure set forth in Section 2(b) herein for Approved Plans) prior to commencing any such Demolishing Work.

3. CHARGES AND FEES. Tenant shall pay Landlord a supervisory fee in an amount equal to - 0 -- percent (0%) of the total costs of the materials and labor for the Work (and all change orders with respect thereto), to defray Landlord's administrative and overhead expenses incurred to review the Plans and coordinate with Tenant's on-site project manager the staging and progress of the Work. Notwithstanding the forgoing, if the Work as described in the Plans would have any effect on Building systems or structure, Landlord shall be permitted to submit the Plans to the Building's MEP engineer or other third party consultant for review, and Tenant shall be responsible for the reasonable, out of pocket costs incurred by Landlord for such review (the "Consultant

Fee").

4. CHANGE ORDERS. All changes to the Approved Plans requested by Tenant must be approved by Landlord in advance of the implementation of such changes as part of the Work which approval shall not be unreasonably withheld, conditioned or delayed. Landlord shall review all requested changes within two (2) business days after their delivery to Landlord, provided, however, in the event of extensive changes, such time period shall be extended to a length of time which is reasonable under the circumstances not to exceed five (5) business days. All delays caused by Tenant-initiated change orders, including, without limitation, any stoppage of work during the change order review process, are solely the responsibility of Tenant and shall cause no delay in the payment of Rent and other obligations therein set forth. All increases in the cost of the Work resulting from such change orders shall (subject to Paragraph 7 below) be borne by Tenant. Notwithstanding the foregoing, insubstantial and non-structural "field" changes of the type not customarily the subject of change orders and which do not affect any Building systems shall not require Landlord's prior written consent.

5. STANDARDS OF DESIGNAND CONSTRUCTION AND CONDITIONS OF TENANT'S PERFORMANCE. All work done in or upon the Premises by Tenant shall be done according to the standards set forth in this Paragraph 5, except as the same may be modified in the Approved Plans approved by or on behalf of Landlord and Tenant.

(a)Tenant's Approved Plans and all design and construction of the Work shall comply with all applicable statutes, ordinances, regulations, laws, codes and industry standards, including, but not limited to, reasonable requirements of Landlord's fire insurance underwriters and the Americans with Disabilities Act of 1990 (42 U.S.C. §12101 et. seq.), as amended.

(b)Tenant shall, at its own cost and expense (but payable from the 10th/11th Floor Allowance), obtain all required building permits and occupancy permits. Tenant's failure to obtain such permits shall not cause a delay in the obligation to pay Rent or any other obligations set forth in the Lease.

(c)Tenant shall, at its own cost and expense (but payable from the 10th/11th Floor Allowance), obtain all required building permits and occupancy permits. Tenant's failure to obtain such permits shall not cause a delay in the obligation to pay Rent or any other obligations set forth in the Lease.

(d)Tenant shall use only new, first-class material in the Work comparable to materials used in other tenant improvements in the Building, except where explicitly shown in the Approved Plans. The Work shall be performed in a good and workmanlike manner. Tenant shall obtain contractors' warranties of at least one (1) year duration from the completion of the Work against defects in workmanship and materials on all Work performed and equipment installed in the Premises unless such warranties are not customarily obtained for the type of work and/or material involved, in which event Tenant shall obtain customary warranties. Tenant hereby assigns to Landlord all warranties and guaranties relating to the Work.

(e)Tenant and Tenant's Contractors shall make all commercially reasonable efforts and take all commercially reasonable steps appropriate to assure that all construction activities undertaken do not unreasonably interfere with the operation of the Building or with other tenants and occupants of the Building. In any event, Tenant shall during the performance of the Work and throughout the term of the Lease comply with all reasonable rules and regulations existing from time to time at the Building which have heretofore been provided to Tenant (provided Landlord shall provide reasonable prior notice in respect of any new rules and regulation or any modifications of existing rules and regulations). Tenant and Tenant's Contractors shall take all reasonable precautionary steps to minimize dust, noise and construction traffic, and to protect their facilities and the facilities of others affected by the Work and to properly police all personnel entering the Building in connection with the Work. Construction equipment and materials are to be kept within the Premises (subject to the limitations contained in the Fifth Amendment) and delivery and loading of equipment and materials shall be done at such locations and at such time as Landlord reasonably shall direct so as not to burden the constructions or operation of the Building, provided that Landlord shall use commercially reasonable efforts to coordinate the same.

(f)Landlord shall have the right to order Tenant or any of Tenant's Contractors who violate the Union Tower General Rules and Regulations for Contractors (a copy of which Tenant has received) or the other requirements of the Lease imposed on Tenant or Tenant’s Contractors to cease work and remove its equipment and employees from the Building provided, however, prior to any such order (i) if the violation is of such a nature that it threatens in Landlord's reasonable discretion to create a hazardous condition or disrupt building operations or other tenants, then Landlord shall provide one (1) written notice and one (1) day right to cure, and (ii) if the violation is of any other type, then Landlord shall provide one (1) written notice and three (3) days right to cure; further provided, however, that Landlord shall have no obligation to provide any notice or cure rights as to either (i) or (ii) if a repeat violation of a substantially similar type occurs. In any event, Landlord may make the continuation of work contingent upon payment by Tenant or Tenant's Contractors of any damages or costs incurred by Landlord or other tenants as a result of such violation. No such action by Landlord shall delay the obligation to pay Rent or any other obligations set forth in the Lease.

(g)Utility costs or charges for any service (including HVAC, hoisting and the like) to the Premises in connection with and during the performance of the Work shall be the responsibility of Tenant and shall be paid for by Tenant at Landlord's standard rates then in effect, provided, however, Landlord shall not charge for freight elevator usage unless an attendant or special operations are required, at Landlord's reasonable discretion. Tenant shall pay for all support services provided by Landlord's contractors at Tenant's written request or at Landlord's reasonable discretion resulting from breaches or defaults beyond applicable notice and cure periods by Tenant under this Work Letter. Tenant shall have the nonexclusive right to use the freight elevators during the business day on a first-come, first-serve basis without additional charges; all after-hours use shall be subject to scheduling by Landlord and to Tenant's payment of Landlord's out-ofpocket for such after-hours usage, including costs of necessary personnel. Tenant shall arrange and pay for removal of construction debris and shall not place debris in the Building's waste containers. If required by Landlord by the giving of notice, Tenant shall sort and separate its waste and debris for recycling and/or environmental law compliance purposes.

(h)Tenant shall permit access to the Premises by Landlord upon reasonable prior notice to Tenant, and the Work shall be subject to inspection, by Landlord and Landlord's architects, engineers, contractors and other representatives, at all times during the period in which the Work is being constructed and installed and following completion of the Work, provided that Landlord shall use reasonable efforts to minimize its interference with the Work.

(i)Tenant shall proceed with its work expeditiously, continuously and efficiently, and Tenant shall notify Landlord upon completion of the Work and shall furnish Landlord and Landlord’s title insurance company with such further documentation as may be reasonably necessary under the requirements herein.

(j)Tenant shall have no authority to deviate from the Approved Plans in performance of the Work (except for de minimis deviations of a type customarily not the subject of change orders), except as authorized by Landlord or its designated representative in writing in a change order approved in writing by Landlord. Tenant shall furnish to Landlord "as-built" drawings of the Work within thirty (30) days after completion of the Work.

(k)Tenant shall impose on and enforce all applicable terms of this Work Letter against Tenant's architect and Tenant's Contractors.

Tenant acknowledges and agrees that the Work will include any work, both within and outside the Premises that may be necessary in order for Tenant to use and occupy the Premises.

6. INSURANCE.

In addition to the insurance requirements set forth in the Lease, Tenant shall also secure, pay for and maintain or cause Tenant's Contractors to secure, pay for and maintain during the progress of the Work the following minimum coverages and limits of liability:

(a)worker's compensation in amounts required by state statutes and employer's liability insurance with limits of not less than $500,000;

(b)comprehensive or commercial general liability insurance in an amount not less than $1,000,000 (One Million) per occurrence, whether involving bodily injury liability (or death resulting therefrom) or property damage liability or a combination thereof with a minimum aggregate limit of $2,000,000 (Two Million), and with umbrella coverage with limits not less than $2,000,000 (Two Million). Such insurance shall provide for explosion and collapse, completed operations coverage and broad form blanket contractual liability coverage and damage to the property of others and arising from its operations under the contract whether such operations are performed by Tenant's Contractors or by anyone directly or indirectly employed by any of them;

(c)comprehensive automobile liability insurance, including the ownership, maintenance and operation of any automotive equipment, owned, hired or nonowned, in an amount not less than $1,000,000 (One Million) combined single limit; and

(d)"Builder's All Risk" insurance in an amount to cover the full insurable value of the work in the Premises, and shall insure against the perils of fire and extended coverage and shall include "all risk" builder's risk insurance for physical loss or damage including theft, vandalism and malicious mischief;

The policies required to be maintained by Tenant shall be with companies rated Al0 or better in the most current issue of A.M. Best's Rating Guide. Insurers shall be licensed to do business in the state in which the Premises are located and domiciled in the USA. All policies (except the worker’s compensation policy) shall be endorsed to include Landlord as an additional insured party. The waiver of subrogation provisions contained in the Lease shall apply to all insurance policies (except the workers' compensation policy) to be obtained by Tenant. The insurance policy endorsements shall also provide that all additional insured parties shall be given thirty (30) days' prior written notice of any reduction, cancellation or nonrenewal of coverage. Tenant shall not permit Tenant's Contractors to commence work until the required insurance has been obtained, and copies of all applicable insurance certificates (including the general contractor's) have been delivered to Landlord.

7. ALLOWANCE; EXCESS AMOUNTS.

(a)Upon Tenant's satisfaction of the requirements set forth in this Work Letter, Landlord shall make the 10th/11th Floor Allowance available to Tenant to pay the Costs of the Work (and after completion of the Work, for the purposes otherwise provided in the Fifth Amendment). The 10th/11th Floor Allowance shall be funded as the Tenant's Work is completed in accordance with the provisions of this Work Letter.

(b)If the Costs of the Work based on the initial Budget (plus the Consultant Fee) exceed the 10th/11th Floor Allowance, Tenant shall pay the amount of any excess costs (the "Excess") prior to funding by Landlord of any funds from the 10th/11th Floor Allowance. Further, if during the course of the Work the Budget is amended for any reason, or if Landlord reasonably estimates that the then-unfunded 10th/11th Floor Allowance is insufficient to complete the Work, Tenant shall pay Costs as necessary so that the remaining 10th/11th Floor Allowance is at least equal to the remaining Costs. Tenant shall provide Landlord with all documentation otherwise required for a Draw Request (defined below)

to evidence Tenant's payment of any such Excess. In addition to the Excess, Tenant shall pay the costs of all work, if any, other than the Work which Tenant may elect to do in the Premises (subject to Landlord's approval as provided herein). If the Costs of the Work are less than the 10th/11th Floor Allowance, then after Landlord's receipt of evidence of lien-free completion of the Work in accordance with the provisions herein, Landlord shall make remaining amounts available to Tenant for improvements to the Premises (subject to the limitations in and as otherwise provided in the Fifth Amendment).

(c)Subject to Tenant's payment of any Excess as required by Section 7(b), Landlord shall make progress payments from the 10th/11th Floor Allowance to Tenant on a monthly basis, for the portion of the Tenant's Work performed during the previous month, less a retainage of 10% of each progress payment ("Retainage"). Each of Landlord's progress payments shall be limited to an amount equal to the aggregate amounts (reduced) by the Retainage) therefore paid by Tenant to Tenant's contractors, subcontractors and material suppliers which have not been subject to previous disbursements from the 10th/11th Floor Allowance. Provided that Tenant delivers requisitions to Landlord on or prior to the 1st day of any month, such progress payments shall be made within 30 days next following the delivery to Landlord of requisitions therefor, which requisitions shall be in the form of AIA document G702 ("Draw Requests"), set forth the names of each contractor and subcontractor to whom payment is due, and the amount thereof, and shall be accompanied by (i) copies of trailing lien waivers from all contractors, subcontractors, and material suppliers whose payment exceeds $25,000, covering all work and materials which are the subject of the prior progress payment, (ii) the Tenant's Architect's certification on the pay application that the work for which the requisition is being made has been completed substantially in accordance with the plans and specifications approved by Landlord, and (iii) such other documents and information as Landlord may reasonably request, including any documents reasonably required by Landlord's title company in connection with title drawdowns and endorsements. Landlord shall disburse the Retainage upon submission by Tenant to Landlord of Tenant's requisition therefor accompanied by all documentation required under this paragraph together with (A) proof of the satisfactory completion of all required inspections and issuance of any required approvals, permits and sign-offs for the Tenant’s Work by governmental authorities having jurisdiction thereover, (B) issuance of final lien and unconditional waivers by all contractors and subcontractors covering all of the Tenant Work, (C) receipt of as-built plans for the Work, and (D) a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems affected by the Work.

8. MISCELLANEOUS.

(a)If the Plans for the Work require the construction and installation of additional life safety or other systems, Tenant agrees to pay all reasonable costs and expenses arising from the construction and installation of such additional systems, provided that the 10th/11th Floor Allowance may be applied to all such costs and expenses.

(b)Time is of the essence with respect to the express periods provided under this Work Letter.

(c)Tenant hereby indemnifies Landlord for any loss, claims, damages or delays arising from the actions of Tenant, the Tenant Contractor or Tenant’s agents on the Premises or in the Building. Tenant shall keep the Premises and the Building free from any liens arising out of any work performed, material furnished or obligations incurred by or on behalf of Tenant. If Landlord determines that any Work does not comply with the Approved Plans, or that the Work has not been completed in accordance with this Work Letter. Landlord will notify Tenant and Tenant agrees to use commercially reasonable efforts to cause such work to be corrected. Landlord's payment of any payment request shall not be deemed to be Landlord's approval or acceptance of the work furnished or materials supplied as set forth in such payment request.

(d)If Tenant fails to make any payment relating to all or any portion of the Work as required hereunder, and Tenant's failure to pay for such portion of the Work creates a safety risk, building code violation, or an unsightly condition, Landlord, at its option, may, after reasonable notice (unless the condition requires immediate cure) complete such portion of the Work pursuant to the Approved Plans necessary to cure such condition and continue to hold Tenant liable for the costs thereof and all other costs due to Landlord. Tenant's failure to pay any amounts owed by Tenant hereunder when due or Tenant's failure to perform its obligations hereunder shall also constitute a Default under the Lease, subject to applicable notice and cure periods, and Landlord shall have all the rights and remedies granted to Landlord under the Lease for nonpayment of any amounts owed therender or failure by Tenant to perform its obligations thereunder.
(e)Notices under this Work Letter shall be given in the same manner as under the the Lease.

(f)The headings set forth herein are for convenience only.

(g)This Work Letter sets forth the entire agreement of Tenant and Landlord regarding the Work. This Work Letter may only be amended if in writing, duly executed by both Landlord and Tenant. This Work Letter is incorporated into the Lease by reference and made a part thereof to the extent applicable to the Work.

(h)All amounts due from Tenant hereunder shall be deemed to be additional Rent due under the Lease. Notwithstanding any provision to the contrary contained in the Lease, if a Default under the Lease or a breach (after the expiration of any applicable notice and cure periods) by Tenant under this Work Letter occurs at any time on or before completion of the Work, then in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to withhold payment of all or any portion of the 10th/11th Floor Allowance and/or Landlord may cause the assignment of the construction contract to Landlord as set forth in this Work Letter.

9. LIMITATION OF LIABILITY. Any liability of Landlord and

Tenant under this Work Letter shall be limited as provided in Section 15 of the Fifth Amendment.

EXHIBIT D

THE INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.